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For further information, please contact:
Glenn L. Purple
Vice President-Finance
Tel: (860) 677-2603

                                                           FOR IMMEDIATE RELEASE

                 EDAC TECHNOLOGIES REPORTS FIRST QUARTER RESULTS


FARMINGTON, Conn., May 4, 2004 -- EDAC Technologies Corporation (OTC Bulletin
Board: EDAC.OB), a designer and manufacturer of tools, fixtures, jet engine components, injection molds and spindles, today reported results for the first quarter of 2004.

The first quarter 2004 net income was $289,000 or $0.06 per diluted share versus a net loss of $491,000 or a loss of $0.11 per diluted share for the first quarter of 2003. Sales for the first quarter of 2004 were $7,306,000 versus $6,109,000 for the first quarter of 2003.

Commenting on the first quarter, Dominick A. Pagano, President and Chief Executive Officer, said, "The first quarter benefited from the gain on debt forgiveness in the amount of $250,000, or $242,000 tax effected. Without the gain, our net income was $47,000 compared to a loss of $491,000 for the first quarter of 2003. It should be noted that this is the first time since the fourth quarter of 2001 that EDAC has generated a positive net income exclusive of gains on debt restructuring. This is a result of our consolidation, improved efficiency and the hard work that our employees have put forth over the past 18 months. Going forward we remain optimistic towards our future. Our sales backlog has increased from $15.7 million on September 27, 2003 to $18.0 million on January 3, 2004 to $20.6 million at the end of the first quarter."

ABOUT EDAC TECHNOLOGIES CORPORATION
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.

Cautionary Statement Regarding Forward Looking Statements - This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as "plans," seeks," "projects," "expects," "believes," "may," "anticipates," "estimates," "should," and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company's beliefs and assumptions. There are a number of important factors that may affect the Company's actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company's products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company's competitors; and the Company's ability to enter into satisfactory financing arrangements. These and other factors are described in the Company's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's

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expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.


EDAC TECHNOLOGIES CORPORATION
FINANCIAL HIGHLIGHTS (UNAUDITED)

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

                                                    For the quarter ended
                                                   April 3,        March 29,
                                                 -----------      -----------
                                                    2004              2003
                                                 -----------      -----------
Sales                                            $ 7,306,493      $ 6,109,333
Cost of sales                                      6,461,993        5,731,716
                                                 -----------      -----------
    Gross profit                                     844,500          377,617

Selling, general and
  administrative expenses                            637,669          710,930
                                                 -----------      -----------

     Income (loss) from operations                   206,831         (333,313)

Non-operating income
  (expense):
    Interest expense                                (159,093)        (169,518)
    Gain on debt forgiveness                         250,000               --
    Other                                                 --           11,919
                                                 -----------      -----------

     Income (loss) before income taxes               297,738         (490,912)

Provision for income taxes                             9,000               --
                                                 -----------      -----------
    Net income (loss)                            $   288,738      $  (490,912)
                                                 ===========      ===========


Income (loss) per common share data:
 Basic income (loss) per share                   $      0.06      ($     0.11)
                                                 ===========      ===========
 Diluted income (loss) per share                 $      0.06      ($     0.11)
                                                 ===========      ===========


Weighted average shares outstanding:
 Basic                                             4,444,438        4,415,960
 Diluted                                           4,616,481        4,415,960

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